UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 23, 2012

STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana		70508
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 23, 2012, Stone Energy Corporation (the “Company”) and its wholly-owned subsidiary, Stone Energy Offshore, L.L.C. (“Stone Offshore”), entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of $300 million aggregate principal amount of the Company’s 7.500% Senior Notes due 2022 (the “Notes”). The Notes will be issued at a price equal to 98.277% of the principal amount thereof, resulting in a yield to maturity of 7.750%. The Notes will be guaranteed on a senior unsecured basis by Stone Offshore and by certain future restricted subsidiaries of the Company. The Notes were offered and sold under a prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s shelf registration statement on Form S-3 (Registration No. 333-184532). The Notes will be issued pursuant to an indenture, dated as of January 26, 2010, as supplemented by a supplemental indenture, among the Company, Stone Offshore and The Bank of New York Mellon Trust Company, N.A., as Trustee. Closing of the Offering is scheduled for November 8, 2012, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than the Notes) for a period of 60 days after the date of the Underwriting Agreement without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Company intends to use the net proceeds from the Offering of approximately $288.0 million (after deducting underwriting discounts and commissions and estimated expenses) to fund its pending tender offer and consent solicitation for its existing 6 3/4% Senior Subordinated Notes due 2014 (the “2014 Notes”), to redeem any of the 2014 Notes not acquired in its pending tender offer and consent solicitation and for general corporate purposes.

Certain of the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, financial advisory, investment banking and other services with the Company or its affiliates in the ordinary course of their business for which they have received, or may in the future receive, customary fees and commissions. In addition, affiliates of nearly all of the Underwriters are lenders under the Company’s bank credit facility, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the dealer manager and solicitation agent of our pending tender offer and consent solicitation for the 2014 Notes.

The foregoing description of the Underwriting Agreement is a summary and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 23, 2012, the Company issued a press release announcing the pricing of the Offering. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

1.1	Underwriting Agreement, dated as of October 23, 2012, by and among Stone Energy Corporation, Stone Energy Offshore, L.L.C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representative of the underwriters named therein.

99.1	Press release dated October 23, 2012, “Stone Energy Corporation Prices Public Offering of $300 Million of Senior Notes.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: October 26, 2012	By:	/s/ J. Kent Pierret
J. Kent Pierret Senior Vice President, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of October 23, 2012, by and among Stone Energy Corporation, Stone Energy Offshore, L.L.C. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representative of the underwriters named therein.

99.1	Press release dated October 23, 2012, “Stone Energy Corporation Prices Public Offering of $300 Million of Senior Notes.”